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                                                                   EXHIBIT 4.5


                       EXCHANGE NATIONAL BANCSHARES, INC.
                        INCENTIVE STOCK OPTION AGREEMENT


                  THIS AGREEMENT, made and entered into this _____ day of _______________, ____ (the "Granting Date"), by and between EXCHANGE NATIONAL BANCSHARES, INC., a Missouri corporation (the "Company"), and
______________________ (the "Optionee").

                  WITNESSETH:

                  WHEREAS, effective as of February 29, 2000, the Company adopted an Incentive Stock Option Plan (the "Plan") pursuant to which the Company was authorized to grant from time to time, on or prior to February 28, 2010, options to purchase shares of common stock of the Company ("ENB Common Stock"), to key employees of the Company or of any of its subsidiaries, such options to be granted to such persons who are eligible to receive options under the Plan in such amounts and under such form of agreement as shall be determined by the Committee pursuant to the Plan; and

                  WHEREAS, the Committee, as defined in the Plan, has determined that the Optionee is a key employee of the Company or of one of its subsidiaries and that the Optionee shall be granted an option to purchase shares of ENB Common Stock on the terms and conditions herein set forth;

                  NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration provided by the Optionee to the Company, the parties hereto do hereby agree as follows:

                  1.   Incorporation of Plan

                       All provisions of this Agreement and the rights of the Optionee hereunder are subject in all respects to the provisions of the Plan and the powers of the Committee therein provided.

                  2.   Grant of Option

                       Pursuant to the authorization of the Committee, and subject to the terms, conditions and provisions contained in the Plan and this Agreement, the Company hereby grants to the Optionee as a matter of separate inducement and agreement in connection with the Optionee's employment, but not in lieu of any salary or other compensation for the Optionee's services, the right and option (the "Option") to purchase from the Company, at the times and on the terms and conditions hereinafter set forth, all or part of an aggregate of ___________ shares of ENB Common Stock at the purchase price of $______ per share, which is the fair market value, as determined in accordance with Section 7 of the Plan, of ENB Common Stock on the Granting Date. Exercises of this Option may be honored by issuing authorized and unissued shares of ENB Common Stock or, at the election of the Company, by transferring shares of ENB Common Stock which may at the time be held by the Company as treasury shares.

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                  3.   Terms of Option

                       The Option granted hereunder shall be exercisable from time to time by the Optionee by the giving of written notice of exercise to the Company in advance of an exercise date hereinafter set forth, specifying the number of shares to be purchased, and by payment in full of the purchase price therefor by either (i) cash or certified bank check to the order of the Company, or (ii) shares of ENB Common Stock having a fair market value equal to the purchase price on the exercise date and which have then been held by the Optionee for at least six months (whether by the actual surrender of shares or, subject to the conditions and limitations contained in the Plan, by the affirmation and attestation of ownership of shares), subject, however, to the following restrictions and to the restrictions set forth in the Plan:

                       (a) The Option shall be exercisable within a ten year period beginning on the Granting Date and only in the following maximum amounts:
(i) none until the expiration of one year from the Granting Date (the waiting period); (ii) ______ shares after the expiration of one year from the Granting Date; (iii) _______ shares after the expiration of two years from the Granting Date; (iv) ______ shares after the expiration of three years from the Granting Date; (v) ________shares after the expiration of four years from the Granting Date, and ______ shares after the expiration of five years from the Granting Date. This Option shall expire ten years after the Granting Date. To the extent that the Optionee does not purchase part or all of the shares of ENB Common Stock to which the Optionee is entitled within ten years after Granting Date, this Option shall expire as to such unpurchased shares. For purposes of this Agreement, a "year" shall mean a period of 365 days (or 366 in the event of a leap year) ending on an anniversary of the Granting Date.

                       (b) Notwithstanding the provisions of subparagraph (a) of paragraph 3 of this Agreement, in the event of a Change in Control of the Company, as the term "Change in Control" is defined in Section 14 of the Plan, the Option shall be accelerated in accordance with the terms of Section 14 of the Plan.

                       (c) The Option shall be exercisable in the manner set forth above, during the lifetime of the Optionee only by the Optionee and may not be exercisable by him or her unless at the time of exercise the Optionee is an employee of the Company or of one of its subsidiaries and shall have been continuously so employed since the Granting Date, or, if the Optionee's employment with the Company or any of its subsidiaries shall have terminated, the Option shall be exercisable only if exercised prior to the expiration of three months after the date of such termination or prior to ten years after the Granting Date, whichever shall first occur, and (except as otherwise provided by subparagraph (b) of this paragraph 3) only to the extent that the Optionee was entitled to exercise the Option prior to the date of such termination.

                       (d) The Option shall be exercisable after the death of the Optionee only if the Optionee shall at the time of the Optionee's death have been an employee of the Company or one of its subsidiaries (or shall have been so employed within three months of the Optionee's death) and shall have been continuously so employed since the Granting Date, and then (i) only by or on behalf of such person or persons to whom the Optionee's rights under the Option shall have been passed by the Optionee's will or by the laws of descent and distribution, (ii) (except as otherwise provided by subparagraph (b) of this paragraph 3) only to the extent that

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the Optionee was entitled to exercise such Option prior to the date of the
Optionee's death, and (iii) only if such Option is exercised prior to the expiration of twelve months after the date of the Optionee's death.

                  4.   Not an Employment Contract

                       Nothing herein contained shall be construed as requiring the Company or any of its subsidiaries to employ the Optionee for any specific period.

                  5.   Nonassignability

                       Except as otherwise herein provided, the Option herein granted and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option herein granted, or of any right or privilege conferred hereby, or upon the levy of any attachment or similar process upon the rights and privileges conferred hereby, contrary to the provisions hereof, this Option and the rights and privileges conferred hereby shall immediately become null and void.

                  6.   Adjustments for Stock Dividends, Splits, etc.

                       In the event that, prior to the delivery to the Optionee by the Company of all the shares of the ENB Common Stock in respect of which this Option is hereby granted, the Company shall have effected any stock dividend, stock split, recapitalization, combination or reclassification of shares or other similar transaction, then to the extent necessary to prevent dilution or enlargement of the Optionee's rights hereunder:

                       (a) in the event that a net increase shall have been effected in the number of outstanding shares of ENB Common Stock, the number of shares remaining subject to this Option shall be proportionately increased, and the cash consideration payable per share shall be proportionately reduced; and

                       (b) in the event that a net reduction shall have been effected in the number of outstanding shares of ENB Common Stock, the number of shares remaining subject to this Option shall be proportionately reduced, and the cash consideration payable per share shall be proportionately increased.

                  7.   Rights of Optionee

                       The Optionee shall not be, nor shall the Optionee have any of the rights or privileges of, a shareholder of the Company in respect of any of the shares issuable upon the exercise of this Option unless and until certificates representing such shares shall have been issued and delivered; except that the Company shall supply the Optionee with all financial information and other reports which the Company furnished its shareholders during the Option period.

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                  8.   $100,000 Limitation

                       The Option evidenced by this Agreement is intended to be an incentive stock option. If the Option granted hereby should result in the Optionee having an Option becoming first exercisable in any calendar year with respect to stock having a fair market value (determined on the date of grant) in excess of $100,000, only that portion of the Option which becomes first exercisable in any calendar year with respect to stock having a fair market value of $100,000 or less shall be treated as an incentive stock option, and such part of this Option with respect to stock having a fair market value in excess of $100,000 shall be treated as a nonqualified stock option the terms of which are governed by the terms of the Plan.

                  9.   Notice

                       Any notice required to be given under the terms of this Agreement shall be addressed to the Company in care of its secretary at its offices at 132 East High Street, Jefferson City, MO 65102, and any notice to be given to the Optionee shall be addressed to him or her at the address given beneath the Optionee's signature hereto. Either party hereto may from time to time change the address to which notices are to be sent to such party by giving written notice of such change to the other party. Any notice hereunder shall be deemed to have been duly given if and when addressed as aforesaid, registered and deposited, postage and registry fee prepaid, in a post office regularly maintained by the United States Government.

                  10.  Withholding

                       The Optionee agrees to make appropriate arrangements with the Company for satisfaction of any applicable Federal, state or local income tax withholding requirements or like requirements, including the payment to the Company at the time of a "disqualifying disposition" (as defined in the Internal Revenue Code of 1986, as amended) of stock acquired pursuant to the exercise of an Option of all such taxes and requirements.

                  11.  Binding Effect

                       This Agreement shall bind, and, except as specifically provided herein, shall inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

                  12.  Governing Law

                       This Agreement and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Missouri.

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                       IN WITNESS WHEREOF, the Company has caused this Agreement
to be executed by its officers thereunto duly authorized and its corporate seal to be hereunto affixed, and the Optionee has hereunto set his or her hand as of the day and year first above written.



                                    EXCHANGE NATIONAL BANCSHARES, INC.


(CORPORATE SEAL)                    By:     _____________________________
ATTEST:                                     Name:
                                            Title:

--------------------------
Name:
Title:


                                     ------------------------------
                                     Optionee Name:

                                     Address: _____________________

                                              _____________________

                                              _____________________



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